ARTICLES OF AMENDMENT

TO

ARTICLES OF AMENDMENT AND RESTATEMENT

OF

KINETICS MUTUAL FUNDS, INC.

KINETICS MUTUAL FUNDS, INC., a Maryland corporation having its principal office in the City of Baltimore, Maryland and registered as an open-end investment company under the Investment Company Act of 1940, as amended (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Articles of Amendment and Restatement of the Corporation are hereby amended by changing the name of the Corporation’s “The Cancer Research Investment Fund” Series to “The Medical Fund” Series.

SECOND: The foregoing amendment to the Articles of Amendment and Restatement was duly approved by a majority of the entire Board of Directors of the Corporation at a meeting held on October 1, 2004.

THIRD: The foregoing amendment is limited to a change expressly permitted by Section 2-605 of the Maryland General Corporation Law to be made without action by stockholders.

IN WITNESS WHEREOF, Kinetics Mutual Funds, Inc. has caused these Articles of Amendment to be signed by its President and attested to by its Secretary on this 1st day of October, 2004.

KINETICS MUTUAL FUNDS, INC.

By:	/s/ Peter B. Doyle
Peter B. Doyle
President

Attest:

/s/ Murray Stahl Murray Stahl
Secretary

CERTIFICATE

THE UNDERSIGNED, President of KINETICS MUTUAL FUNDS, INC., who executed on behalf of said Corporation the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles of Amendment to be the corporate act of said Corporation and certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects, under the penalties of perjury.

/s/ Peter B. Doyle
Peter B. Doyle
President